EXHIBIT 99.1
For Immediate Release
February 25, 2026

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces Two Additional Build-to-Suit Developments for $62.1 million
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced it has added two new development projects to its pipeline of build-to-suit commitments. These projects represent an aggregate estimated total project investment of approximately $62.1 million.
“We are excited to announce two new build-to-suit developments that demonstrate the depth of our tenant and developer relationships, the continuing demand for high-quality industrial and retail facilities, and the strength of our differentiated growth strategy," said John Moragne, BNL's Chief Executive Officer.
As of the date of this release, we have secured the land and started construction on two additional build-to-suit developments as outlined below. The projects include (i) a new state-of-the-art sub-same-day (SSD) industrial warehouse and distribution center located in Sarasota, FL, sourced through an existing developer relationship, and (ii) a retail development in Magnolia, TX - a rapidly growing suburb of Houston, TX - sourced through a direct tenant relationship and delivered in partnership with a new developer relationship. The following table summarizes our in-process and stabilized developments:

Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date/Stabilized Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield [1]
In-process retail:
Sprouts (Bedford, TX)	22	Jul. 2025	Aug. 2026	15.0	0.9%	$9,533	$1,573	$7,960	7.2%	7.7%
Hobby Lobby (Granbury, TX)	55	Oct. 2025	Sep. 2026	15.0	0.7%	8,129	2,030	6,099	7.1%	7.4%
Academy Sports (Granbury, TX)	55	Oct. 2025	Nov. 2026	15.0	0.6%	12,393	4,084	8,309	7.1%	7.4%
Academy Sports (Waco, TX)	68	Dec. 2025	Sep. 2026	15.0	0.6%	14,488	5,824	8,664	7.2%	7.5%
Academy Sports (Magnolia, TX)	55	Feb. 2026	Nov. 2026	15.0	0.5%	12,408	2,116	10,292	7.3%	7.5%
In-process industrial:
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	55,525	46,989	8,536	7.7%	9.6%
Southwire (Bremen, GA)	1,178	Dec. 2024	Nov. 2026	10.0	2.8%	115,411	52,280	63,131	7.8%	8.8%
Fiat Chrysler Automobile (Forsyth, GA)	422	Apr. 2025	Aug. 2026	15.0	2.8%	78,242	40,354	37,888	6.9%	8.3%
AGCO (Visalia, CA)	115	Jun. 2025	Aug. 2026	12.0	3.5%	19,567	15,754	3,813	7.0%	8.5%
Palmer Logistics (Midlothian, TX) [2]	270	Jul. 2025	Jul. 2026	12.3	3.5%	32,063	17,022	15,041	7.6%	9.2%
Amazon.com Services, LLC (Sarasota, FL)	230	Feb. 2026	May. 2027	15.0	2.3%	49,705	18,564	31,141	7.5%	8.8%

	2,592			13.2	2.6%	407,464	206,590	200,874	7.4%	8.6%
Stabilized industrial:
UNFI (Sarasota, FL)	1,016	Jan. 2023	Sep. 2024	15.0	2.5%	200,958	200,958	—	7.2%	8.6%
Sierra Nevada (Dayton, OH)	122	Oct. 2024	Nov. 2025	15.0	3.0%	53,625	53,625	—	7.5%	9.3%
Stabilized retail:
7Brew (High Point, NC)	1	Dec. 2024	Feb. 2025	15.0	1.9%	1,975	1,975	—	8.0%	8.8%
7Brew (Charleston, SC)	1	Feb. 2025	Apr. 2025	15.0	1.9%	1,729	1,729	—	7.9%	8.8%
7Brew (Jacksonville, FL)	1	Jun. 2025	Nov. 2025	15.0	1.9%	2,005	2,005	—	8.0%	8.8%

Total / weighted average	3,733			13.9	2.6%	$667,756	$466,882	$200,874	7.4%	8.7%
1 Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
2 Development represents our common and preferred equity investments in a consolidated joint venture, and excludes amounts attributed to non-controlling interest holders.

About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of December 31, 2025, BNL’s diversified portfolio consisted of 771 individual net leased commercial properties with 764 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.
Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2026 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or fluctuation of interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which the Company filed with the SEC on February 19, 2026, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
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